Exhibit 99.1

PDS GAMING CORPORATION REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER 2003

Las Vegas, Nevada (May 13, 2003) — PDS Gaming Corporation (Nasdaq: “PDSG”), a company that finances, leases and sells gaming equipment for the casino industry and operates Rocky’s Casino & Sports Bar in Reno, Nevada, today reported its operating results for the first quarter ended March 31, 2003.

For the three months ended March 31, 2003, the Company reported net income of  $260,000, or $0.07 per diluted share, compared with a net loss of $(1,873,000), or $(0.50) per diluted share, for the three months ended March 31, 2002.  The prior year quarter included a loss from discontinued operations of $(1,392,000), or $(0.37) per diluted share.  Revenues from continuing operations were $9.4 million in both the first quarter of 2003 and the first quarter of 2002.  Finance income declined from $1.3 million in the 2002 quarter to $1.0 million in 2003 and operating lease rentals increased from $2.5 million in the 2002 quarter to $5.4 million in the 2003 quarter, reflecting a shift in the mixture of the Company’s portfolio from notes and direct finance leases to operating leases.

Revenues from equipment sales and sales-type leases decreased by $3.1 million to $1.9 million for the first quarter of 2003, compared to $5.0 million for the year earlier quarter.  The prior year quarter included revenue of $3.5 million from the conversion of two operating leases to sales-type leases.  Fee income for the first quarter 2003 increased to $1 million compared to $.3 million in the year earlier quarter.  The increase reflects a higher level of originations in the first quarter 2003, which produced fees.  The Company completed $31.5 million in originations during the first quarter 2003, compared with $9.5 million in the first quarter 2002.

Selling, general and administrative expenses declined approximately 37%, or $581,000, in the first quarter 2003 as compared to the first quarter 2002. The decline in expenses reflects lower compensation costs due to a reduction in employees and due to increased capitalized initial direct costs related to significantly higher originations in the current year quarter.

Casino operations resulted in a pre-tax loss, before depreciation, of $148,000 in the first quarter 2003, compared to a pre-tax loss of $367,000 in the first quarter 2002.  The loss in 2002 includes pre-opening costs of $238,000.

PDS Gaming Corporation provides customized finance and leasing solutions to the casino industry in the United States.  The Company also operates Rocky’s Casino & Sports Bar in Reno, Nevada.  PDS Gaming Corporation is headquartered in Las Vegas, Nevada, and its common stock trades on The Nasdaq Stock Market under the symbol “PDSG”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, factors to complete currently anticipated finance and lease transactions, worse than expected results from casino operations, changes in regulation of the gaming industry, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, changes in interest rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President and Chief Operating Officer of PDS Gaming Corporation, at (702) 736-0700

(Financial Highlights Follow)

PDS GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2003	2002
REVENUES:
Equipment sales and sales-type leases	$1,905,000	$4,953,000
Operating lease rentals	5,405,000	2,511,000
Finance income	986,000	1,288,000
Fee income	976,000	340,000
Casino	163,000	341,000
	9,435,000	9,433,000
COSTS AND EXPENSES:
Equipment sales and sales-type leases	1,521,000	4,208,000
Depreciation on operating leases	3,775,000	1,673,000
Interest	2,233,000	1,894,000
Casino	311,000	708,000
Selling, general and administrative	997,000	1,578,000
Depreciation and amortization on other property	192,000	202,000
	9,029,000	10,263,000
Income (loss) from continuing operations before income taxes	406,000	(830,000)
Income taxes (benefit)	146,000	(349,000)
Income (loss) from continuing operations before extraordinary item	260,000	(481,000)
Loss from discontinued operations, net of income tax benefit		(1,392,000)
Net income (loss)	$260,000	$(1,873,000)

Net income (loss) per share:
Continuing operations — basic and diluted	$0.07	$(0.13)
Discontinued operations		(0.37)
	$0.07	$(0.50

Weighted average shares outstanding:
Basic	3,802,000	3,783,000
Diluted	3,802,000	3,783,000

 PDS GAMING CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	March 31, 2003	December 31, 2002
Cash and restricted cash	$4,057,000	$1,492,000
Notes receivable, net	12,187,000	5,592,000
Equipment under operating leases, net	51,008,000	42,487,000
Direct financing leases, net	26,511,000	26,505,000
Equipment held for sale or lease, net	2,997,000	3,350,000

Notes payable:
Recourse	31,618,000	34,439,000
Non-recourse	31,610,000	25,538,000
Subordinated debt	8,808,000	9,054,000

Shareholders’ equity	8,412,000	8,150,000